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               FIRST CAPITAL, INC. REPORTS SECOND QUARTER EARNINGS

Corydon, Indiana--July 24, 2007. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $869,000 or $0.31 per diluted share for the quarter ended June 30, 2007, compared to $936,000 or $0.33 per diluted share during the same period in 2006.

The decrease in earnings is due to an increase in noninterest expense, partially offset by increases in net interest income after the provision for loan losses and in noninterest income.

Net interest income after provision for loan losses increased $43,000 for the quarter ended June 30, 2007 as compared to the quarter ended June 30, 2006. Interest income increased $253,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets increased from 6.37% during the quarter ended June 30, 2006 to 6.57% for the same period in 2007. Interest expense increased $375,000 as the average cost of interest-bearing liabilities increased from 3.33% to 3.75% when comparing the same two periods. The provision for loan losses decreased from $200,000 during the quarter ended June 30, 2006 to $35,000 for the three months ended June 30, 2007.

Noninterest income increased $74,000 for the quarter ended June 30, 2007 as compared to the quarter ended June 30, 2006. Gains on sales of mortgages and service charges on deposit accounts increased $42,000 and $28,000, respectively, when comparing the two periods. This was partially offset by a decrease of $40,000 in commission income due to the Bank selling its property and casualty insurance business in the fourth quarter of 2006.

Noninterest expenses increased $231,000 as compared to the quarter ended June 30, 2006. Other operating expenses increased $87,000 when comparing the quarters ended June 30, 2007 and June 30, 2006 primarily due to expenses related to the maintenance and sale of foreclosed real estate properties. Compensation and benefits increased $50,000 when comparing the two periods, primarily due to normal salary increases and incentive pay to those involved in the sale of mortgage loans to the secondary market.

For the six months ended June 30, 2007, the Company earned $1.6 million or $0.57 per diluted share compared to $1.9 million or $0.66 for the same period in 2006.

Net interest income after provision for loan loss decreased $121,000 during the first six months of 2007 compared to the same period in 2006. Interest income increased $726,000 when comparing the two periods, due to an increase in the average tax-equivalent yield on interest-earning assets from 6.30% during the first six months of 2006 to 6.53% in the same period of 2007. The average balance of interest-earning assets also increased, from $413.3 million in 2006 to $421.1 million in 2007. Interest expense increased $957,000 as the average cost of interest-bearing liabilities increased from 3.25% in 2006 to 3.74% in 2007. The average balance of interest-bearing liabilities increased $3.5 million when comparing the two periods. The provision for loan losses decreased $110,000 from $370,000 for 2006 to $260,000 for 2007.

Noninterest income increased $150,000 to $1.7 million during the six months ended June 30, 2007 compared to the six months ended June 30, 2006. The increase was primarily due to a $139,000 increase in gains on sales of mortgages when comparing the two periods.

Noninterest expenses increased $449,000 when comparing the six months ended June 30, 2007 to the same period in 2006, primarily due to increases in compensation and benefits and other operating expenses of $175,000 and $161,000, respectively. The increase in compensation and benefits is primarily due to normal increases in wages and health insurance costs. The increase in other operating expenses is primarily due to expenses related to the maintenance and sale of foreclosed real estate properties.

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Total assets as of June 30, 2007 were $445.3 million compared to $457.1 million at December 31, 2006. The primary factor behind this decrease was a decrease of $13.4 million in cash and cash equivalents. Those funds were used to pay off the higher-cost interest bearing deposits and retail repurchase agreements, which decreased $8.2 million and $3.3 million, respectively.

First Harrison Bank currently has eleven offices in the Indiana communities of Corydon, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. The Bank has also begun construction on its new Salem, Indiana office which is expected to open in the fourth quarter of 2007. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to complement the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


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
                                       FIRST CAPITAL, INC. AND SUBSIDIARY
                                  Consolidated Financial Highlights (Unaudited)

                                                                    SIX MONTHS ENDED                   THREE MONTHS ENDED
                                                                        JUNE 30,                            JUNE 30,
OPERATING DATA                                                   2007             2006                 2007          2006
   (Dollars in thousands, except per share data)                 ----             ----                 ----          ----
Total interest income                                       $    13,511       $    12,785          $     6,747    $     6,494
Total interest expense                                            6,843             5,886                3,398          3,023
                                                            ------------------------------         ---------------------------
Net interest income                                               6,668             6,899                3,349          3,471
Provision for loan losses                                           260               370                   35            200
                                                            ------------------------------         ---------------------------
Net interest income after provision for loan losses               6,408             6,529                3,314          3,271


Total non-interest income                                         1,685             1,535                  882            808
Total non-interest expense                                        5,698             5,249                2,907          2,676
                                                            ------------------------------         ---------------------------
Income before income taxes                                        2,395             2,815                1,289          1,403
Income tax expense                                                  777               945                  420            467
                                                            ------------------------------         ---------------------------
Net income                                                  $     1,618       $     1,870          $       869    $       936
                                                            ==============================         ===========================


Net income per common share, basic                          $      0.57       $      0.66          $      0.31    $      0.33
                                                            ==============================         ===========================
Weighted average common shares outstanding - basic            2,821,926         2,821,929            2,820,396      2,822,982


Net income per common share, diluted                        $      0.57       $      0.66          $      0.31    $      0.33
                                                            =============== =================      ============= =============
Weighted average common shares outstanding - diluted          2,846,264         2,849,075            2,844,236      2,850,015


OTHER FINANCIAL DATA

Cash dividends per share                                    $      0.34       $      0.34          $      0.17    $      0.17
Return on average assets (annualized)                              0.72%             0.85%                0.78%          0.85%
Return on average equity (annualized)                              7.28%             8.82%                7.79%          8.80%
Net interest margin                                                3.28%             3.45%                3.32%          3.46%
Net overhead expense as a percentage
   of average assets (annualized)                                  2.55%             2.39%                2.62%          2.42%

                                                               JUNE 30,       DECEMBER 31,
BALANCE SHEET INFORMATION                                        2007            2006
                                                                 ----            ----

Cash and cash equivalents                                   $    11,111       $    24,468
Investment securities                                            74,164            72,480
Gross loans                                                     334,408           335,895
Allowance for loan losses                                         2,333             2,320
Earning assets                                                  412,485           422,347
Total assets                                                    445,346           457,105
Deposits                                                        322,852           331,143
FHLB debt                                                        59,124            59,461
Repurchase agreements                                            15,932            19,228
Stockholders' equity                                             44,250            44,089
Non-performing assets:
  Nonaccrual loans                                                3,881             3,245
  Foreclosed real estate                                            429               941

Contact:
--------
Chris Frederick
Chief Financial Officer
812-734-3464